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                                                                    EXHIBIT 11.1

                           SOLIGEN TECHNOLOGIES, INC.

                        COMPUTATION OF NET LOSS PER SHARE


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                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                       DECEMBER 31,                   DECEMBER 31,
                                       ------------                   ------------
                                    1996           1995           1996           1995
                                    ----           ----           ----           ----
Weighted average common
     shares outstanding       30,080,540     28,913,330     29,852,400     25,648,874

Net loss                     $   (29,000)   $  (332,000)  $ (1,241,000)  $ (1,088,000)

Net loss per share               $ (0.00)       $ (0.01)       $ (0.04)       $ (0.04)

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